EXHIBIT 10(iii)

________, 20__

Director Name
Address
Address

Dear Name:

It is my pleasure to confirm to you that on ________, you were granted _____ deferred shares of common stock of Anadarko Petroleum Corporation (“Anadarko” or the “Company”) [and non-qualified options to purchase _____ shares of Anadarko common stock (“Options”)] pursuant to the provisions of the Company’s 2008 Director Compensation Plan, as amended (the “Plan”). A copy of the Plan Summary is attached for your reference.

[Separation from Service Option: Pursuant to your distribution election, your deferred shares will become payable to you in [a lump-sum] [2 to 15 annual installments] upon your separation of service from the Company. The deferred shares are subject to a one-year minimum holding period. Accordingly, in the event your separation from service occurs prior to the one-year anniversary of the date of grant of your deferred shares, your [deferred shares will be settled in a lump-sum within 30 days following the one-year anniversary of the grant date] [installments will commence within 30 days following the one-year anniversary of the grant date rather than your separation from service].]

[Specified Month & Year Option: Pursuant to your distribution election, your deferred shares will become payable to you in [a lump-sum] [2 to 15 annual installments] in the month and year specified by you. The earliest date that a specific month and year distribution can be made is the one-year anniversary of the grant of the deferred shares.]

[Earlier of Separation from Service or Specified Month & Year Option: Pursuant to your distribution election, your deferred shares will become payable to you in [a lump-sum] [2 to 15 annual installments] in the month and year specified by you. The earliest date that a specific month and year distribution can be made is the one-year anniversary of the grant of the deferred shares. However, if you have a separation from service prior to the specified month and year, your distribution will commence within 30 days following your separation from service in the method of payment you elected. The deferred shares are subject to a one-year minimum holding period. Accordingly, in the event your separation from service occurs prior to the one-year anniversary of the date of grant of your deferred shares, your [deferred shares will be settled in a lump-sum within 30 days following the one-year anniversary of the grant date] [installments will commence within 30 days following the one-year anniversary of the grant date rather than your separation from service].]

In the event of your death or Permanent Disability (as defined in the Plan), any deferred shares will be distributed to you or, in the event of your death, your designated beneficiary(ies) within 30 days following the date of your death or Permanent Disability.

EXHIBIT 10(iii)

In the event of a Change of Control (as defined in the Plan), your deferred shares will be distributed in accordance with Section 14 of the Plan.

Upon grant, the deferred shares will not be issued in your name, but will be held by the Company, either in book-entry form or by the Company’s Benefits Trust (the “Trust”), until they become transferable to you in accordance with this letter and your election form. You should note that the deferred shares held in the Trust are considered an unsecured obligation of the Company and any and all assets held in the Trust are subject to claims of the general creditors of the Company. Until the issuance of common stock in settlement of your deferred shares, you will not have rights as a stockholder of the Company. Although you will not have beneficial ownership of the deferred shares until they are actually transferred to you, you will have the opportunity to direct the voting of your deferred shares (which voting instructions the Trustee of the Trust may not follow, in its sole discretion) and such deferred shares will be counted toward your stock ownership requirements. You will also receive a cash payment with respect to each deferred share equal to the cash dividends that are paid on a share of the Company’s common stock each quarter, with such cash amount to be paid within 30 days after the date that such dividends are paid to the Company’s regular stockholders. Your deferred shares are subject to the terms of the Plan (including the restrictions on transfer, assignment and pledge), your election form and this letter.

[Your Options will vest at the rate of ________ and have an exercise price equal to the closing stock price on ________ of $____. Any unexercised Options shall expire 10 years from the date of grant, or on ________. Your Options are subject to the terms of the Plan and this letter.]

[Upon vesting, the Options may be exercised in whole or in part by filing a written notice with the Company’s Corporate Secretary at its corporate headquarters. Such notice shall be in the form specified by the Company. Payments of all amounts due (e.g., exercise price and applicable withholding taxes) may be made either (i) in cash; (ii) in the Company’s common stock (by either actual delivery of common stock or by attestation presenting satisfactory proof of beneficial ownership of such common stock) already owned; or (iii) any combination of cash and common stock. The fair market value of such common stock as delivered shall be valued as of the closing sales price at which common stock is sold on the date of exercise, as reported in the NYSE-Composite Transactions by The Wall Street Journal. No shares shall be issued or delivered until full payment of the exercise price and applicable withholding taxes, if any, has been made.]

[Unexercised Options shall expire and be forfeited (without value) in the event you cease to be a director of the Company, unless otherwise provided below (provided that in no event may the Options be exercised more than 10 years from the date of grant):

(i) Retirement. If you cease to be a director of the Company by reason of Retirement (as defined below), any and all unvested Options will vest and become fully exercisable on the date of your cessation from the Company’s Board of Directors and you (or, in the event of your death, your legal representative) may, within a period of not more than twenty-four (24) months after the date of such cessation, exercise the Options. "Retirement" for purposes hereof is defined as (i) 10 years of service as a director of the

EXHIBIT 10(iii)

Company (ii) attainment of age 55 and five years of service as a director of the Company, or (iii) attainment of age 65.

(ii) Death. If you cease to be a director of the Company by reason of death, any outstanding Options shall vest and be immediately exercisable with respect to all or any part of the Options which remain unexercised. Your legal representative or other person or persons to whom your rights under the Options shall pass to by will or the laws of descent and distribution, may, within a period of not more than twelve (12) months after the date of death, exercise the Options. In the event of your death after your cessation as a director, your legal representative will have the remaining exercise period awarded to you by your reason of cessation as provided in this letter or the Plan.

(iii) Permanent Disability. If you cease to be a director of the Company by reason of Permanent Disability (as defined in the Plan), any outstanding Options shall vest and be immediately exercisable with respect to all or any part of the Options which remain unexercised. You (or, in the event of your death, your legal representative) may, within a period of not more than twenty-four (24) months after the date of such cessation as a director, exercise the Options.

(iv) Resignation from the Board of Directors. If you resign from the Company’s Board of Directors (other than by reason of Retirement), all unvested Options shall be forfeited and you (or, in the event of your death, your legal representative) may, within a period of not more than three (3) months after the effective date of such resignation, exercise vested Options.]

[The Options are not transferable except by will or the laws of descent and distribution. Options are exercisable, during your lifetime, only by you. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Options, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Options or any right or privilege conferred hereby, the Options and the right and privilege conferred hereby shall immediately become null and void.]

[You shall have no rights as a stockholder with respect to any shares of common stock subject to the Options prior to the date you are issued a certificate or certificates for such shares, or until such shares are recorded on the books of the Company’s stock transfer agent.]

You are solely responsible for the payment of any taxes associated with the issuance or settlement of deferred shares [or the grant, vesting or exercise of Options]. You acknowledge that the Company has made no representation as to the tax consequences of your deferred shares [or Options] hereunder.

[Unless otherwise directed by the Company’s Board of Directors or a committee thereof made up of two or more “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended), the Company will withhold from your award of deferred shares the number of shares of common stock necessary to satisfy the Company’s (or any affiliate’s) statutory obligation under the laws of Canada (and its provincial or local

EXHIBIT 10(iii)

governments) to withhold taxes and other amounts determined based on the greatest withholding rates, but in no event less than the minimum, under such laws, including payroll taxes, if applicable, that may be utilized without creating adverse accounting treatment with respect to such award, with the number of shares of common stock so withheld to be determined in a manner consistent with the Company’s accounting practices and based on the fair market value of a share of common stock on the date that the value of the award is included in your gross income under such laws.]

Please note that this letter serves as your Award Agreement and is for your personal files. You are not required to sign and return any documents.

For your personal records, we have enclosed a summary of all your stock options and deferred shares granted as of ________.

If you have any questions or concerns, please contact ________ at ________ or ________.

Sincerely,